Exhibit 99.1

FOR IMMEDIATE RELEASE

        American Home Mortgage Investment Corp. Enters Into Agreement to Acquire Certain Mortgage Home Loan Centers of Washington Mutual

 Expands retail origination channel and offers additional scale and efficiencies

Melville, NY - July 28, 2004 - American Home Mortgage Investment Corp. (NYSE:
AHM), a mortgage real estate investment trust (REIT), today announced it has signed a definitive agreement with Washington Mutual, Inc. (NYSE: WM) and its subsidiaries to acquire certain residential mortgage home loan centers and associated satellite offices that Washington Mutual previously slated for closure in the following states: Delaware, Georgia, Illinois, Indiana, Kentucky, Michigan, Minnesota Missouri, Montana, North Carolina, New Mexico, Ohio, Pennsylvania, South Carolina, Tennessee, Virginia, Wisconsin and West Virginia. Approximately 500 employees are currently supporting these home loan centers and associated satellite offices.

Under the terms of the acquisition, American Home will assume Washington Mutual's lease obligations and will purchase certain fixed assets in the acquired offices. The acquisition will be funded from current cash reserves and is expected to close on August 2, 2004. The financial terms were not disclosed.

Washington Mutual will retain all related customers and continue to fulfill all loan applications and related loan commitments taken by these offices while they were being operated by Washington Mutual. In addition, Washington Mutual customers in these markets whose loans are presently being serviced by the company will not be impacted.

In conjunction with this acquisition, American Home is working to hire Washington Mutual employees who currently support these locations. These employees consist primarily of sales professionals focused on retail loan originations in the offices, as well as their managers. American Home expects to pay sign-on bonuses and other one-time benefits to the Washington Mutual sales professionals and managers it hires.

The new employees will become part of American Home's retail channel, which is part of its taxable subsidiary. American Home projects that the newly hired staff will add to its retail loan production in the third and fourth quarters of 2004. The hired group will report to Chris Dallas who will become a Senior Vice President of American Home. Also leading the transition for American Home will be Jim Lowery and Deborah Doll. All three of these professionals are employees of Washington Mutual who have agreed to become employees of American Home following the transaction.

Michael Strauss, chairman and chief executive of American Home commented, "The newly acquired origination capabilities are projected to increase retail loan production and improve the company's resiliency to the ongoing slowing of mortgage origination activity nationwide. We are also very excited about the high degree of professionalism of the group. Clearly they represent some of the most talented loan officers, staff and management in the industry. We expect this group to produce a strong quantity of adjustable loans that can be held in securitized form by our REIT. The group has significant experience with continuously repricing ARMs, which constitute some of the most attractive assets we can hold. We are extremely pleased to welcome these capable individuals to the American Home team."

"Today's announcement is a win for all parties," said Tony Meola, EVP of Mortgage Production at Washington Mutual. "We are especially pleased American Home has expressed strong interest in our affected staff, as we consider our sales force to be one of the most dedicated in the business," he said. "While exiting a market is never an easy decision, we are a growing company that's focused primarily on markets where we can offer customers both home loans and retail banking services. This move allows us expand our presence in those markets. We wish our former sales force the best and hope they have rewarding careers serving their customers."

Milestone Advisors, LLC. acted as advisor to Washington Mutual in this transaction.

July 29, 2004 Conference Call

American Home will hold its regularly scheduled second quarter ended June 30, 2004 financial results conference call on Thursday, July 29, 2004 at 10:30 a.m. ET. At that time management with discuss second quarter financial results and the agreement to acquire certain residential mortgage home loan centers from Washington Mutual. American Home would like to invite members of the public to listen to a live conference call, including a question and answer session, on its Web site on Thursday, July 29, 2004 at 10:30 a.m. ET. Anyone wishing to listen to the conference call may log onto http://www.americanhm.com and click on "Stockholder Info." The online broadcast will be available on the site through August 12, 2004. American Home's second quarter 2004 conference call can also be accessed online through Yahoo! Finance at http://finance.yahoo.com/q?s=ahm.

About American Home Mortgage

American Home Mortgage Investment Corp. (NYSE: AHM) is a mortgage real estate investment trust focused on earning net interest income from self-originated mortgage backed securities, and through its taxable subsidiaries, on originating and servicing mortgage loans for institutional investors. Mortgages are originated through a network of loan production offices as well as through mortgage brokers and are serviced at the Company's Columbia, Maryland servicing center. For additional information, please visit the Company's Web site at www.americanhm.com.

About Washington Mutual

With a history dating back to 1889, Washington Mutual is a retailer of financial services that provides a diversified line of products and services to consumers and commercial clients. At June 30, 2004, Washington Mutual and its subsidiaries had assets of $278.54 billion. Washington Mutual currently operates more than 2,400 retail banking, mortgage lending, commercial banking and financial services offices throughout the nation. Washington Mutual's press releases are available at www.wamunewsroom.com.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of
1995: This news release contains statements about future events and expectations, which are "forward-looking statements." Any statement in this release that is not a statement of historical fact, including, but not limited to earnings guidance and forecasts, projections of financial results, and expected future financial position, dividends and dividend plans or business strategy, is a forward-looking statement. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause American Home Mortgage Investment Corp.'s actual results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Specific factors that might cause such a difference include, but are not limited to: the potential fluctuations in American Home Mortgage Investment Corp.'s operating results; American Home Mortgage Investment Corp.'s potential need for additional capital; the direction of interest rates and their subsequent effect on American Home Mortgage Investment Corp.'s business and the business of its subsidiaries; federal and state regulation of mortgage banking; and those risks and uncertainties discussed in filings made by American Home Mortgage Investment Corp. with the Securities and Exchange Commission. Such forward-looking statements are inherently uncertain, and stockholders must recognize that actual results may differ from expectations. American Home Mortgage Investment Corp. does not assume any responsibility to issue updates to any forward-looking statements discussed in this press release.

AMERICAN HOME MORTGAGE INVESTMENT CORP. CONTACT:
John D. Lovallo, SVP
Ogilvy Public Relations Worldwide
212-880-5216
john.lovallo@ogilvypr.com